Exhibit 10.10

July, 2002

Daniel DePaoli

Dear Daniel:

It is with great pleasure that we extend an offer to you to join Wealth and Tax Advisory Services, Inc. (“Wealth and Tax Advisory Services, Inc.” or the “Company”), a wholly owned subsidiary of HSBC USA Inc., under the following terms:

Conditional Offer:	This offer and your employment with Wealth and Tax Advisory Services, Inc. is contingent upon the following: (i) the closing of the transaction contemplated by the Memorandum of Understanding (or similar agreements) between HSBC USA, Inc. and Joseph P. Toce, Jr., Mark L. Vorsatz, and William M. Pace; and (ii) receipt by Wealth and Tax Advisory Services, Inc. or HSBC USA, Inc. of a release executed by Arthur Andersen LLP (“Andersen”) (and in a form satisfactory to Wealth and Tax Advisory Services, Inc. in its sole discretion) which releases you, effective at the closing of the transaction (the “Closing”), from any notice requirements to leave Andersen and any other partnerships or entities affiliated with Andersen, and any non-competition, non-solicitation or other restrictive covenants under which you are bound by Andersen and any other partnerships or entities affiliated with Andersen.

Title:	Managing Director.

Starting Date:	The Closing date.

Compensation:	Your salary will be guaranteed for a period of three (3) years from the date of your employment (“Guarantee Period”), subject to the terms and conditions set forth below.

Salary:

During the Guarantee Period, your salary will be not less than $500,000 (less applicable deductions), payable in accordance with Wealth and Tax Advisory Services, Inc.’s regular payroll practices, provided, however, that you understand that your salary may or may not be adjusted upward during the Guaranty Period.

Your salary during any employment after the Guaranty Period shall be subject to adjustment by Wealth and Tax Advisory Services, Inc.’s Remuneration Committee, subject to the approval of Wealth and Tax Advisory Services, Inc.’s Board of Directors.

Bonus:	During the Guarantee Period, you will not be eligible for any bonus, discretionary or otherwise (other than the Retention Award as set forth below). During any employment after the Guarantee Period, you will be eligible to participate in the Wealth and Tax Advisory Services, Inc. Bonus Pool, subject to its terms.

Retention Award:	You will be eligible to receive a retention award in an amount equal to $1,250,000 (“Retention Award”) on or about 60 days from the date of Closing. The Retention Award is subject to the HSBC Holdings plc Restricted Share Plan (the “Restricted Share Plan”) as follows: Not later than 10 days from the date of Closing, the Company will recommend to the Trustees of the Restricted Share Plan that the Retention Award be paid in restricted shares under the Restricted Share Plan. Assuming that the Trustees accept the recommendation of the Company, the restricted shares will vest as follows: (i) 20% will vest 12 months after the date of such grant; (ii) 20% will vest 24 months after the date of such grant; (iii) 20% will vest 36 months after the date of such grant; (iv) 20% will vest 48 months after the date of such grant; and (v) 20% will vest 60 months after the date of such grant. Taxes, withholdings and other required applicable deductions will be made on the vesting date(s). In order to receive these restricted shares, you must be in an “active working status,” as set forth below, at the time of vesting (except as otherwise set forth in the “Termination Other Than For Cause” paragraph) and have satisfactorily performed your duties and responsibilities.

Active Working Status:	For purposes of this agreement, “active working status” means that you have not resigned (or given notice of your intention to resign) and have not been terminated (or been given notice of your termination).

Representation:	You represent that you are free to accept employment with Wealth and Tax Advisory Services, Inc. without any contractual restrictions, express or implied, with respect to your current employer or any of your prior employers, including, but not limited to, restrictive covenants and/or non-solicitation restrictions. You also represent that you are not subject to any litigation, arbitration or dispute relating to your prior and current employment and/or professional conduct, including litigation, arbitration or disputes involving clients or former clients, and that you have not advised, whether directly or indirectly, Enron Corporation or any individual employed by or associated with Enron Corporation. Furthermore, you represent that all information that you provide or provided to Wealth and Tax Advisory Services, Inc. is complete and accurate, including the terms of your compensation at your current employment. You agree to provide copies of your most recent tax return and K-l.

Resignation/Termination For Cause:	You represent that you are free to accept employment with Wealth and Tax Advisory Services, Inc. without any contractual restrictions, express or implied, with respect to your current employer or any of your prior employers, including, but not limited to, restrictive covenants and/or non-solicitation restrictions. You also represent that you are not subject to any litigation, arbitration or dispute relating to your prior and current employment and/or professional conduct, including litigation, arbitration or disputes involving clients or former clients, and that you have not advised, whether directly or indirectly, Enron Corporation or any individual employed by or associated with Enron Corporation. Furthermore, you represent that all information that you provide or provided to Wealth and Tax Advisory Services, Inc. is complete and accurate, including the terms of your compensation at your current employment. You agree to provide copies of your most recent tax return and K-l.

For purposes hereof, “cause” shall mean that (i) you committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you violated laws, rules or regulations applicable to financial institutions or tax practices or banking or tax industries generally; provided, however, that this provision is not intended to cover situations where a tax position is taken by Wealth and Advisory Services, Inc, which position has been approved by HSBC Group Tax and other internal control committees; (iii) you committed an act constituting a breach of fiduciary duty, negligence or misconduct; (iv) you engaged in conduct that materially violated Wealth and Tax Advisory Services, Inc.’s internal policies or procedures and other HSBC policies and procedures applicable to Wealth and Tax Advisory Services, Inc.; (v) you committed an act of fraud, dishonesty or misrepresentation; (vi) you engaged in a conflict of interest or self-dealing; (vii) after notice by Wealth and Tax Advisory Services, Inc. and a reasonable opportunity to cure, you continue to perform material duties as an employee of Wealth and Tax Advisory Services, Inc. unsatisfactorily; or (viii) after notice by Wealth and Tax Advisory Services, Inc. and a reasonable opportunity to cure, you breached your obligations as set forth in this agreement or you failed to perform your duties as an employee of Wealth and Tax Advisory Services, Inc. Any such Termination for Cause shall require the approval of the Chairperson of Wealth and Tax Advisory Services, Inc., after consultation with the Chief Executive Officer of Wealth and Tax Advisory Services, Inc.

Death/Disability	In the event of your death or permanent disability whereby you are unable to perform the essential functions of your job for four (4) consecutive months, your employment will be terminated and you will not be entitled to any termination payments, or except as otherwise provided herein, any unvested portion of the Retention Award. You will be entitled to salary earned prior to your death or permanent disability.

Termination Other Than For Cause:	In the event that your employment is terminated by Wealth and Tax Advisory Services, Inc. other than for cause or due to your death or disability prior to the end of the Guaranty Period, you will receive in a lump sum the balance of any salary through the end of the Guaranty Period which has not been paid to you as of the date of your termination (less applicable deductions). In addition, the Company will recommend to the Trustees of the Restricted Share Plan that any unvested portion of the Retention Award continue to vest on the normal vesting schedule set forth above. Assuming the Trustees accept the recommendation of the Company, then any unvested portion of the Retention Award will continue to vest on the normal vesting schedule set forth above. You will not receive any additional severance, salary, benefits or other payments whatsoever.

Restrictive Covenants:	In consideration of your employment and/or continued employment, you agree that beginning on the date that you execute this agreement and continuing through 12 months after the last date of your employment, you will not (i) engage in any business (whether as an employee, consultant, director, partner or shareholder) that is in direct or indirect competition with any active or planned business of Wealth and Tax Advisory Services, Inc. (“Competitive Business”); (ii) directly or indirectly solicit or induce any person who is employed by Wealth and Tax Advisory Services, Inc. or its subsidiaries or affiliates to terminate his or her employment with Wealth and Tax Advisory Services, Inc. or to accept employment with anyone or any entity other than Wealth and Tax Advisory Services, Inc.; or (iii) directly or indirectly solicit or do business with any client or Potential Client (as defined below) of Wealth and Tax Advisory Services, Inc. in connection with a Competitive Business. For the purposes of this paragraph, “Potential Client” shall mean any prospective client that has been contacted, either orally or in writing, by Wealth and Tax Advisory Services, Inc. during the preceding twelve (12) month period preceding the termination of your employment. This restrictive covenant will apply in full force and effect even in the event that you resign from or are terminated, with or without cause as defined above, by Wealth and Tax Advisory Services, Inc. at any time from the date that you execute this agreement through 12 months after the last date of your employment. Notwithstanding anything to the contrary herein, the Board of Directors shall have the authority to determine, in its sole discretion, whether it is in the best interest of the Wealth and Tax Advisory Services, Inc. to waive any or all of the restrictions set forth above.

Registration:	The position that you have been offered may require testing and/or registration. All necessary testing and/or registration requirements must be completed within three (3) months of your employment. Failure to satisfy all such necessary testing and registration requirements within three (3) months of employment shall be grounds for disciplinary action by Wealth and Tax Advisory Services, Inc., up to and including termination.

Compliance With Wealth and Tax Advisory Services, Inc.’s Policies And Procedures:	You agree to comply fully with all of Wealth and Tax Advisory Services, Inc.’s policies and procedures including, but not limited to, all terms and conditions set forth in Wealth and Tax Advisory Services, Inc.’s Employee Handbook and any other memoranda and communications pertaining to Wealth and Tax Advisory Services, Inc.’s policies, procedures, rules and regulations and other HSBC policies and procedures applicable to Wealth and Tax Advisory Services, Inc. Failure to comply with all such policies and procedures shall be grounds for disciplinary action by Wealth and Tax Advisory Services, Inc., including termination.

Benefits:

Your coverage under GroupChoice, a flexible benefits program, will be effective on your first date of employment. You will also be eligible to participate in the HSBC Bank USA Retirement Plan.

You will receive detailed information on this plan during your orientation. Additionally, you will be eligible to participate in the HSBC Bank USA Thrift Incentive Plan (TIP). We will waive our usual 1-year waiting period to enable you to receive company matching funds effective with your first date of employment.

You will be eligible to participate in HSBC’s deferred compensation plan. All professional dues, not to exceed $1,000.00 per annum, will be paid by Wealth and Tax Advisory Services, Inc.

Vacation:	Existing vacation balances at Andersen will be assumed by Wealth and Tax Advisory Services, Inc. Additional vacation will accrue at the rate of four (4) weeks per annum (pro-rated for 2002).

Governing Law:	This agreement will be governed by and construed in accordance with the law of the State of New York.

Modification:	This agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly hereto.

Nothing in this agreement is intended to create a fixed term of employment at Wealth and Tax Advisory Services, Inc. Rather, your employment at Wealth and Tax Advisory Services, Inc. is on an at will basis.

This offer of employment is subject to satisfactory completion of Wealth and Tax Advisory Services, Inc.’s pre-employment screening process. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Please provide the necessary documentation no later than your first day of work.

If you accept this offer, please sign and date this letter in the spaces provided below arid return a copy to Human Resources to indicate your acceptance. We look forward to having you on board.

Sincerely yours,

/s/ Gail A. Burlant

Gail A. Burlant

Vice-President

Enclosures

I accept the conditions stated herein and will commence on: July 9, 2002

Signed:	/s/ Daniel G. DePaoli	Dated:	7/8/02